Consent of Independent Accountant

The Board of Directors
Petroleum Development Corporation:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-137836, 333-126444, 333-118215, 333-118222, 333-111825, 333-111824 and 333-111823) of Petroleum Development Corporation of our report dated March 20, 2007, with respect to the statement of revenues and direct operating expenses of the Wattenberg Colorado Properties as of December 31, 2005, included in Petroleum Development Corporation's Form 8-K/A dated March 28, 2007.

KPMG LLP

Dallas, Texas
March 28, 2007